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                                     EXHIBIT 5.1


                                                               March 2, 1998
Micro Warehouse, Inc.
535 Connecticut Avenue
Norwalk, Connecticut  06854

Ladies and Gentlemen:

       I have acted as counsel to Micro Warehouse, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") of the Company filed in connection with the registration under the Securities Act of 1933, as amended, of $5,000,000 of Deferred Compensation Obligations (the "Obligations"). The Obligations are being registered for issuance by the Company in connection with the establishment of the Micro Warehouse, Inc. Deferred Compensation Plan (the "Plan").

       For purposes of this opinion, I have examined such matters of law and originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as certified, photostatic or conformed copies, and the authenticity of originals of all such latter documents. I have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. I have relied upon certificates of public officials and certificates of officers of the Company for the accuracy of material factual matters contained therein which were not independently established.

       Based on the foregoing, it is my opinion that, subject to effectiveness with the Securities and Exchange Commission, the Obligations, when issued in accordance with the provisions of the Plan, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency and other laws of general applicability related to or affecting enforcement of creditor's rights or by general equity principals.

       I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

                                             Very truly yours,

                                             /s/ Bruce L. Lev, Esq.
                                             -----------------------------------
                                             Bruce L. Lev, Esq.
                                             Executive Vice President, Secretary
                                             and General Counsel